Exhibit 99.1

3595 John Hopkins Court, San Diego, CA 92121 Telephone: 858 202 9000 Fax: 858 202 9001

For Immediate Release

Contacts:	John Sharp
SEQUENOM, Inc.
Principal Financial Officer
(858) 202-9032
jsharp@sequenom.com

SEQUENOM REPORTS FIRST QUARTER 2006 FINANCIAL RESULTS

San Diego, May 4, 2006 – Sequenom, Inc. (NASDAQ: SQNM) today reported financial results for the quarter ended March 31, 2006.

Sequenom’s revenues for the first quarter were $6.9 million, or a 61% increase compared to $4.3 million for the first quarter of 2005. Total costs and expenses for the quarter were $11.0 million, compared to $12.2 million for the first quarter of 2005. Total costs and expenses for the quarters ended March 31, 2006 and 2005 include $0.2 million and $0.1 million, respectively, of share-based compensation expenses.

The net loss for the first quarter was $3.7 million, or $0.09 per share, compared to $7.4 million, or $0.19 per share for the first quarter of 2005. On March 31, 2006, the Company had available cash and short-term investments totaling $2.9 million.

“The improved financial results for the first quarter reflect the hard work and dedication of all Sequenom employees to successfully execute our business strategy,” said Harry Stylli, MBA, Ph.D., President and Chief Executive Officer. “The launch of our iPLEX™, EpiTYPER™ and QGE iPLEX™ products has empowered our sales force to achieve our revenue growth goals for 2006. In addition, our cost savings and restructuring steps are beginning to show effect, resulting in lower first quarter operating expenses compared to the prior year. A portion of these savings has been invested in the development of our first non-invasive prenatal research use diagnostic test.”

1st Quarter 2006 Highlights

•	Announced $33 Million Private Placement of Common Stock and Warrants. We obtained commitments from ComVest Investment Partners II LLC, Pequot Private Equity Fund IV, L.P., LB I Group, Inc. (an affiliate of Lehman Brothers), and Siemens Venture Capital GmbH to invest $33 million in a private placement of common stock and warrants to purchase common stock, subject to shareholder approval and other closing conditions.

Sequenom Reports Fourth Quarter and Year-End 2004 Financial Results

•	Expanded MassARRAY® Platform Utility With Launch of Two New Products. In March, we launched our EpiTYPER assay, a novel enabling tool for DNA methylation marker research and our QGE iPLEX assay, a research tool for multiplex quantitative gene expression analysis.

•	Reported Positive Outcomes from Two Siemens-Sponsored Molecular Diagnostic Research Studies. Proof-of-concept molecular diagnostic studies using our MassARRAY platform performed at two separate, CLIA-certified laboratories yielded absolute equivalence of analytical results generated by our MassARRAY Compact system when compared with well-established systems in current use.

Web Cast of Conference Call

Sequenom’s management will hold a conference call Friday, May 5, 2006 at 1:00 p.m. EST to discuss the Company’s first quarter results and Company highlights. A live web cast will be available at http://www.videonewswire.com/event.asp?id=33637 and through a link that is posted on the Company’s web site at www.sequenom.com. The web cast will be available online through May 26, 2006. A telephone replay of the conference call also will be available for 48 hours at (800) 695-2122 or (402) 530-9027, ID: SEQUENOM.

About Sequenom

Sequenom is committed to providing the best genetic analysis products that translate genomic science into superior solutions for non-invasive prenatal testing, biomedical research, molecular medicine and agricultural applications. The Company’s proprietary MassARRAY® system is a high-performance DNA analysis platform that efficiently and precisely measures the amount of genetic target material and variations therein. The system is able to deliver reliable and specific data from complex biological samples and from genetic target material that is only available in trace amounts. The Company has exclusively licensed intellectual property rights for the development and commercialization of non-invasive prenatal genetic tests for use with the MassARRAY system and other platforms.

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Sequenom®, MassARRAY®, iPLEXTM, QGE iPLEX™ and EpiTYPERTM are trademarks of SEQUENOM, Inc.

Except for the historical information contained herein, the matters set forth in this press release, including statements regarding the Company’s ability to execute its business strategy and achieve anticipated cost savings and revenue growth, the Company’s progress towards developing a non-invasive prenatal research use diagnostic test, and the Company’s private placement are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially,

Sequenom Reports Fourth Quarter and Year-End 2004 Financial Results

including the risks and uncertainties associated with the Company’s technologies, market acceptance of the Company’s products, reliance upon the collaborative efforts of others, product development and commercialization, stockholder approval of the private placement and other risks detailed from time to time in the Company’s SEC reports, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 and subsequent current and periodic reports as well as its proxy statement for the 2006 annual meeting of stockholders. These forward-looking statements are based on current information that is likely to change and speak only as of the date hereof.

SEQUENOM, Inc.

Condensed Consolidated Financial Statements

(in thousands, except per share data)

Consolidated Summary of Operations

	Three Months Ended March 31,
	2006	2005
	(Unaudited)
Revenues:
Consumables	$2,855	$2,781
Other product related	$3,665	1,309
Services	14	—
Research and other	377	191

Total revenues	6,911	4,281
Costs and expenses:
Cost of product & service revenue	2,720	2,616
Research and development expenses	2,464	3,293
Selling and marketing expenses	2,644	2,585
General and administrative expenses	2,658	3,409
Restructuring charge	3	(212)
Amortization of acquired intangibles	504	503

Total costs and expenses	10,993	12,194
Operating loss	(4,082)	(7,913)

Net interest income	47	95
Other income, net	83	203

Loss before income taxes	(3,952)	(7,615)
Deferred income tax benefit	232	233

Net loss	$(3,720)	$(7,382)

Net loss per share, basic and diluted:	$(0.09)	$(0.19)
Weighted average shares outstanding, basic and diluted	40,243	39,745

Consolidated Balance Sheet Information

	March 31, 2006	December 31, 2005
	(Unaudited)	(Audited)
Assets:
Cash, cash equivalents, short-term investments and restricted cash	$4,989	$8,678
Property, equipment and leasehold improvements, net	5,045	5,621
Other assets, including intangibles	9,549	10,137

Total assets	$19,583	$24,436

Liabilities and Stockholders’ Equity:
Deferred revenue	1,589	1,501
Other liabilities	9,665	11,192
Stockholders’ equity	8,329	11,743

Total liabilities and stockholders’ equity	$19,583	$24,436